Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of SilverSun Technologies, Inc. on Form S-3 (No. 333-249238) of our report dated February 28, 2023 with respect to our audit of the consolidated financial statements of SilverSun Technologies, Inc. as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of SilverSun Technologies, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

February 28, 2023